UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 25, 2013

CardioNet, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33993	33-0604557
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

227 Washington Street #210 Conshohocken, PA	19428
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 729-7000

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07              Submission of Matters to a Vote of Security Holders.

On July 25, 2013, the Company held its 2013 annual meeting of stockholders (the “Annual Meeting”).  At the Annual Meeting, the Company’s stockholders approved the “Holding Company Proposal,” elected the nominees for director, and ratified the selection of Ernst & Young as the Company’s independent registered public accounting firm for its fiscal year ending December 31, 2013.  The “Holding Company Proposal,” nominees and Ernst & Young proposal are described in detail in the Company’s Definitive Proxy Statement.

Proposal 1

The Company’s stockholders approved the “Holding Company Proposal” and related Agreement and Plan of Reorganization, dated as of April 22, 2013, by and among CardioNet, Inc., BioTelemetry, Inc. and BioTelemetry Merger Sub.

Votes For	Votes Against	Abstain	Broker Non-Votes
17,786,347	24,538	13,984	5,296,906

Proposal 2

The Company’s stockholders elected three directors to serve as Class III directors to the Board to serve for a three year term until the 2016 annual meeting of stockholders.  The votes regarding this proposal are as follows:

	Votes For	Votes Withheld	Broker Non-Votes

Eric N. Prystowsky, M.D.	17,162,802	662,067	5,296,906

Rebecca W. Rimel	17,294,784	530,085	5,296,906

Robert J. Rubin, M.D.	16,690,284	1,134,585	5,296,906

Proposal 3

The Company’s stockholders ratified the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP, Independent Registered Public Accounting Firm, as independent auditors of the Company for the fiscal year ending December 31, 2013.

Votes For	Votes Against	Abstain	Broker Non-Votes
22,125,652	986,946	9,177	0

Item 8.01              Other Events.

The Certificate of Merger effecting the Agreement and Plan of Reorganization by and among CardioNet, Inc., BioTelemetry, Inc. (“BioTelemetry”) and BioTelemetry Merger Sub will be effective at 5:00 pm on July 31, 2013.  Commencing on August 1, 2013, the shares of BioTelemetry Common Stock will be listed and begin trading on the NASDAQ Global Market under the symbol “BEAT.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CardioNet, Inc.

July 25, 2013	By:	/s/ Peter Ferola

		Name:	Peter Ferola
		Title:	Senior Vice President & Secretary